Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
jfulmer@advanceamerica.net

Advance America Cash Advance Reports Diluted Earnings per
Share of $0.20 for the Third Quarter

SPARTANBURG, S.C., October 28, 2009 — Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the nine months and quarter ended September 30, 2009.

For the nine months ended September 30, 2009, total revenues decreased 5.4% to $474.4 million, compared to $501.5 million for the same period in 2008. Total revenues for the quarter ended September 30, 2009 decreased 3.4% to $167.9 million, compared to $173.9 million for same period in 2008. These comparisons include the results of operations in Arkansas and New Mexico, states the Company exited in 2008, as well as operations in New Hampshire, a state in which the Company ceased making advances in January 2009. Revenue from these three states for the nine months and quarter ended September 30, 2008 was $10.1 million and $3.6 million, respectively. In addition, as a result of a new Ohio law enacted in November 2008, the contribution to revenues from our centers in that state has decreased dramatically.  Revenue from Ohio declined by $16.6 million and

$3.8 million for the nine months and quarter ended September 30, 2009, respectively, compared to the same periods in 2008.

Excluding revenues from Arkansas, New Mexico, New Hampshire, and Ohio for the nine month periods ended September 30, 2009 and 2008, total revenues decreased by 0.1% during this period in 2009 compared to the same period in 2008. Excluding revenues from those same states for the quarters ended September 30, 2009 and 2008, total revenues increased by 1.0% during this period in 2009 compared to the same period in 2008.

For the quarter ended September 30, 2009, total revenues for centers opened prior to July 1, 2008 and still open as of September 30, 2009 increased 1.8% compared to the same period in 2008.

The provision for doubtful accounts as a percentage of total revenues for the nine months ended September 30, 2009 was 19.6%, compared to 18.6% for the same period in 2008. For the quarter ended September 30, 2009, the provision for doubtful accounts as a percentage of total revenues was 23.1%, compared to 24.2% for the same period in 2008. For the nine months ended September 30, 2009, the Company sold approximately $2.2 million of previously written-off receivables, compared to $0.6 million during the same period in 2008. The Company did not sell any previously written-off receivables during the quarter ended September 30, 2009, compared to $0.1 million for the same period in 2008.

For the nine months ended September 30, 2009, the Company’s advertising expense was $15.4 million, or 3.2% of revenue, compared to $16.1 million, or 3.2% of revenue, for the same period in 2008. For the quarter ended September 30, 2009, the Company’s advertising expense was $4.2 million, or 2.5% of revenue, compared to $6.1 million, or 3.5% of revenue, for the same period in 2008.

Center expenses for the nine months and quarter ended September 30, 2009 were $362.1 million and $124.6 million, respectively, compared to $382.3 million and $136.4 million for the same periods in 2008. Excluding the provision for doubtful accounts and advertising expense for the quarter ended September 30, 2009, center expenses decreased by $6.6 million or 7.5% compared to the same period in 2008, primarily due to center consolidation and cost control initiatives.

Center gross profit decreased 5.7% to $112.3 million for the first nine months of 2009, from $119.1 million for the same period of 2008. For the quarter ended September 30, 2009, center gross profit increased 15.6 % to $43.3 million, from $37.4 million for the quarter ended September 30, 2008. During the first nine months of 2009, the Company closed 190 centers in 26 different states and the United Kingdom, of which 24 of those centers were closed during the quarter ended September 30, 2009. As a result, the Company had approximately $5.3 million and $0.2 million of center closing costs during the nine months and quarter ended September 30, 2009, respectively, compared to $2.0 million and $0.9 million during the same periods in 2008, excluding any increases in the provision for doubtful accounts.  As of September 30, 2009, the Company had an operating network of 2,614 centers and 75 limited licensees in 33 states, the United Kingdom, and Canada.

For the nine months ended September 30, 2009, general and administrative expenses were $42.1 million, compared to $50.7 million for the same period in 2008, a decrease of 16.9%.  General and administrative expenses for the quarter ended September 30, 2009 were $14.3 million, compared to $18.3 million for the same quarter in 2008, a decrease of 22.1%. The decrease in general and administrative expenses for the nine months and quarter ended September 30, 2009 is primarily due to lower public and government relations expenditures, in addition to the Company’s continued emphasis on controlling costs, partially offset by higher legal expenses.

The Company recorded a charge of $6.4 million during the quarter ended September 30, 2009 for previously disclosed settlements of lawsuits.

For the nine months ended September 30, 2009, the Company’s income tax expense was 37.7%, compared to 43.2% during the same period in 2008. For the quarter ended September 30, 2009, the Company’s income tax expense decreased to 39.3% of income before taxes, compared to 44.2% during the same period in 2008. These decreases are primarily due to the reduction in state taxes as a result of claims filed for recovery of taxes recognized in prior years and other discrete items.

Net income for the first nine months of 2009 increased 5.6% to $34.4 million, compared to $32.5 million for the same period in 2008. Net income for the quarter ended September 30, 2009 increased 48.8% to $12.6 million, compared to $8.5 million for the same period in 2008.

Basic and diluted earnings per share were $0.56 for the nine months ended September 30, 2009, compared to basic and diluted earnings per share of $0.50 for the same period in 2008. For the quarter ended September 30, 2009, basic and diluted earnings per share were $0.21 and $0.20, respectively, compared to basic and diluted earnings per share of $0.14 for the same period in 2008. Excluding the charge for the previously disclosed lawsuit settlements, diluted earnings per share for the nine months and quarter ended September 30, 2009, would have been $0.62 and $0.27, respectively.

Commenting on the results of the third quarter of 2009, Advance America’s President and Chief Executive Officer, Ken Compton, said, “We are encouraged by our results and believe they serve as a strong indication that our business is recovering from the effects of regulatory events in late 2008 and early 2009, and that Advance America remains a trusted source of short-term credit for our customers. In addition, sound cost control initiatives and recent consolidation efforts are showing results and have effectively positioned the Company to deal with the impact of the current recession and provide value for our stockholders.”

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.0625 per share. The dividend, the Company’s twentieth consecutive quarterly dividend, will be payable on December 4, 2009, to stockholders of record as of November 24, 2009.

As of September 30, 2009, the Company had returned approximately $367.4 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends since becoming a public company in December of 2004.

The Company will discuss these results during a conference call on Thursday, October 29 at 8:00 a.m. (ET).

To listen to this call, please dial the conference telephone number (800) 289-0573. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamerica.net.  An audio replay of the call will be available online or by telephone (888) 203-1112 (replay pass code: 1132437) until November 4, 2009.

About Advance America Cash Advance

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of cash advance services, with approximately 2,600 centers and 75 limited licensees in 33 states, the United Kingdom, and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices. Please visit www.advanceamerica.net for more information.

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Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, copies of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamerica.net.

Interim Unaudited Consolidated Statements of Income

Three and Nine Months Ended September 30, 2008 and 2009

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2009	2008	2009

Total Revenues	$173,861	$167,920	$501,459	$474,437

Center Expenses:
Salaries and related payroll costs	47,783	44,508	148,489	137,425
Provision for doubtful accounts	42,126	38,783	93,132	92,893
Occupancy costs	25,204	23,399	75,233	71,419
Center depreciation expense	4,115	3,159	12,638	10,142
Advertising expense	6,109	4,235	16,099	15,351
Other center expenses	11,095	10,558	36,730	34,870
Total center expenses	136,432	124,642	382,321	362,100
Center gross profit	37,429	43,278	119,138	112,337

Corporate and Other Expenses (Income):
General and administrative expenses	18,312	14,259	50,696	42,128
Legal settlements	—	6,399	—	6,399
Corporate depreciation expense	760	671	2,320	2,038
Interest expense	3,029	1,556	8,246	4,850
Interest income	(37)	(126)	(107)	(160)
(Gain)/loss on disposal of property and equipment	221	(197)	439	(244)
Loss on impairment of assets	—	—	236	2,209
Income before income taxes	15,144	20,716	57,308	55,117
Income tax expense	6,689	8,135	24,775	20,751
Net income	$8,455	$12,581	$32,533	$34,366

Net income per common share - basic	$0.14	$0.21	$0.50	$0.56
Weighted average number of shares outstanding - basic	61,000	60,866	65,375	60,863

Net income per common share - diluted	$0.14	$0.20	$0.50	$0.56
Weighted average number of shares outstanding - diluted	61,008	61,712	65,378	61,613

Consolidated Balance Sheets

December 31, 2008 and September 30, 2009

(in thousands, except per share data)

	December 31,	September 30,
	2008	2009
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$16,017	$12,910
Advances and fees receivable, net	220,115	212,182
Deferred income taxes	13,008	13,008
Other current assets	15,721	16,281
Total current assets	264,861	254,381
Restricted cash	4,633	4,510
Property and equipment, net	46,091	34,738
Goodwill	126,661	127,030
Other assets	4,764	4,231
Total assets	$447,010	$424,890

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,977	$12,023
Accrued liabilities	33,917	32,674
Income taxes payable	1,625	—
Accrual for third-party lender losses	3,960	4,334
Current portion of long-term debt	545	469
Total current liabilities	54,024	49,500
Revolving credit facility	189,817	149,039
Long-term debt	4,590	4,236
Deferred income taxes	22,311	22,311
Deferred revenue	4,791	3,222
Other liabilities	218	302
Total liabilities	275,751	228,610

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 61,087 shares outstanding at December 31, 2008; 96,821 shares issued and 61,621 shares outstanding at September 30, 2009	968	968
Paid in capital	288,635	289,922
Retained earnings	143,961	166,780
Accumulated other comprehensive loss	(2,585)	(1,846)
Common stock in treasury (35,734 shares at cost at December 31, 2008; 35,200 shares at cost at September 30, 2009)	(259,720)	(259,544)
Total stockholders’ equity	171,259	196,280
Total liabilities and stockholders’ equity	$447,010	$424,890